Ex 3.1

STATE OF DELAWARE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

XG TECHNOLOGY, INC.

A STOCK CORPORATION

FIRST:	The name of this Corporation is:	XG TECHNOLOGY, INC.

SECOND: Its registered office in the State of Delaware is to be located at: 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, State of Delaware, Zip Code 19808.

The registered agent in charge thereof is: Corporate Agents, Inc.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The names and mailing addresses of the Incorporators are as follows:

Richard L. Mooers	Roger G. Branton
240 S. Pineapple Avenue	240 S. Pineapple Avenue
Suite 701	Suite 701
Sarasota, FL 34236	Sarasota, FL 34236

The names and mailing addresses of the Directors of the Corporation are as follows:

Richard L. Mooers	Roger G. Branton
240 S. Pineapple Avenue	240 S. Pineapple Avenue
Suite 701	Suite 701
Sarasota, FL 34236	Sarasota, FL 34236

Mats Wennberg	Palmi Sigmarsson
Emblavagen 4	Kingsmead
182 67 Djursholm	Hurtmore Road
Sweden	Godalming
Surrey GU7 2RA
James Woodyatt	England
2 ch. Des Rousses
1294 Genthod	Ceinwen Lloyd
Switzerland	La Villa
Trsteno, Dubrovnik
Croatia

Victor Sunö
C. Principe de Vergara 17,30
28001 Madrid
Spain

FIFTH: The amount of the total stock this Corporation is authorized to issue is as follows:

(i)	250,000,000 shares (number of authorized shares) of Common Stock with a par value of $.01 per share; and

(ii)	25,000,000 shares (number of authorized shares) of Series A Convertible Preferred Stock with a par value of $.01 per share, with the rights, privileges, preferences and restrictions remaining the same as set forth on Exhibit “A” of the Amended and Restated Certificate of Incorporation as filed with the State of Delaware Division of Corporations on May 8th, 2007.

SIXTH: As used in this Amended and Restated Certificate of Incorporation, the following words shall have the following meanings:

“Admission” means admission of Shares to trading on AIM.

“Acting in concert” means actively cooperating, pursuant to an agreement or understanding (whether formal or informal), through the acquisition of securities of the Corporation, to obtain or consolidate Control.

“AIM” means the AIM market operated by LSE.

“Allot” means the issue and allotment, or the sale by the Corporation, of New Securities not in issue at the date of adoption of this Amended and Restated Certificate of Incorporation as the case may be in accordance with the Applicable Corporation Statutes (and “allotment” shall be construed accordingly).

“Applicable Corporation Statutes” means Delaware General Corporation Law.

“Beneficial ownership” means, with respect to a security, sole or shared voting power (which includes the power to vote, or to direct the voting of, such security) and/or investment power (which includes the power to dispose, or to direct the disposition of, such security), whether direct or indirect, and whether through any contract, arrangement, understanding, relationship, or otherwise.

“Board” means the board of Directors of the Corporation.

“Common Stock” means the Common Stock, $.01 par value per share, of the Corporation.

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“Control” means a holding or aggregate holdings of securities representing 30 percent (30%) or more of the Voting Rights, irrespective of whether the holding or holdings gives de facto control.

“Conversion” means conversion of Series A Convertible Preferred Stock into Common Stock in accordance with the rights, privileges, preferences and restrictions set forth on Exhibit “A” attached hereto.

“Director” means any director of the Corporation.

“Disclosure Notice” means a notice issued by the Corporation requiring the disclosure of interests in Shares.

“Employees’ Shares Scheme” means a scheme or plan for encouraging or facilitating the holding of Shares or options or debentures in the Corporation by or for the benefit of:

(a)	the bona fide employees or Directors or consultants or former employees or Directors or consultants of the Corporation, the Corporation’s subsidiaries; or

(b)	the wives, husbands, widows, widowers or children or step-children under the age of 18 of such employees or former employees.

“Interest” in a person means beneficial ownership of any securities of such person.

“LSE” means London Stock Exchange plc.

“New Securities” means any Shares of any kind, class or series of the Corporation, whether now or hereafter authorized other than:

(a)	Shares which, regarding dividends and capital, carries a right to participate only up to a specified amount in a distribution;

(b)	Shares which are held by a person who acquired them in pursuance of an Employees’ Shares Scheme or, in the case of Shares which have not been allotted, are to be allotted in pursuance of such a scheme;

(c)	a right to subscribe for, or convert securities into, such Shares as are referred to in (a) and (b) above (but excluding the allotment of Shares pursuant to any such convertible security, option, warrant or other right) and convertible securities including rights, options, or warrants to purchase such Shares; or

(d)	Series A Convertible Preferred Stock.
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“Notifiable Interest” means any time when the aggregate nominal value of a class or series of Shares in which a Shareholder is interested is equal to or more than 3 percent (3%) of the aggregate outstanding shares of that class of Shares.

“Offer” means a written offer made in accordance with Sections 2 and 4 through 8 of Article Eighth and may, subject to Sections 2, 4 and 5 of Article Eighth, include an offer to consummate a takeover, merger or consolidation transaction, however effected, including a reverse takeover, partial offer, tender offer, Court scheme (including a plan of reorganization under insolvency or bankruptcy laws), or offer by a parent Corporation for shares in its subsidiary.

“Offeror” has the meaning given to it in Section 2 of Article Ninth and includes persons wherever organised or resident.

“Offer Period” means the period from the time when an announcement is made of a proposed or possible Offer (with or without terms) until the first closing date or, if later, the date when the Offer becomes or is declared unconditional as to acceptances or lapses. An announcement that a holding, or aggregate holdings, of shares carrying 30 percent (30%) or more of the Voting Rights is for sale or that the Board is seeking potential offers to acquire Control will be treated as the announcement of a possible Offer for purposes of determining the applicable Offer Period.

“Operator” means any Person who is a Shareholder by virtue of it holding Shares as trustee on behalf of those who have elected to hold Shares in dematerialized form through a depositary interest.

“Original Issue Price” means $1.00 per share for the Series A Convertible Preferred Stock.

“Person” means any individual, firm, partnership, association, limited liability Corporation or other entity.

“Pro Rata Share” means, in relation to a Shareholder, that share which is in the same proportion as the number of Shares held by such Shareholder bears to the total number of Shares in issue, in each case as at the date of the Rights Notice.

“Restrictions” means one or more of the restrictions referred to in Section 10 of Article Ninth as determined by the Board.

“Rights Issue” means an offer or allotment to or in favor of Shareholders identified from the register of Shareholders (or in the Corporation’s depository agent’s records) on a date fixed by the Board (being an offer capable of acceptance for a period fixed by the Board) where the New Securities respectively attributable to the interests of all such Shareholders are proportionate (as nearly as practicable) to the respective number of Shares held by them on that date, subject to such exclusions or other arrangements (if any) as the Board considers necessary or expedient in its exclusive discretion to deal with fractional entitlements or legal or practical problems under the laws of any country, territory or political subdivision thereof, or the requirements of any relevant regulatory body or shares exchange in any jurisdiction.

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“Public Disclosure” means disclosure in a press release reported by the Associated Press, Reuters, Bloomberg or comparable national or international news service or in a document filed by the Corporation with AIM (if the Shares are listed on AIM at such time) or furnished to all Shareholders.

“Series A Convertible Preferred Stock” means the Series A Convertible Preferred Stock, $.01 par value per shares, of the Corporation, with the rights, privileges, preferences and restrictions set forth in Exhibit “A” attached hereto.

“Share” or “Shares” means any share(s) in the capital of the Corporation.

“Shareholder” means any holder of Shares.

“Specified Shares” means the Shares specified in a Disclosure Notice.

“Voting Rights” means the voting rights attributable to Shares which are exercisable at a meeting of Shareholders at the material time.

SEVENTH: Preemptive Rights

Section 1. Subject to Delaware General Corporation Law and the terms of any resolution creating new Shares of stock of the Corporation:

(a)	the unissued Shares from time to time shall be under the control of the Board of Directors which may allot the same to such persons, for cash or for such consideration other than cash, with such restrictions and conditions, in excess of their nominal value, at their nominal value or at a discount to their nominal value and/or with payment of commission and at such times as the Board of Directors shall deem appropriate; and

(b)	the Board of Directors shall have the power to cause the Corporation to grant to any person the option to acquire from the Corporation any unissued shares, in each case on such terms as the Board of Directors shall deem appropriate.

Section 2. Unless otherwise determined by Shareholders holding seventy five percent (75%) or more of the Voting Rights, each Shareholder shall have a pre-emption right as set out in Section 3 of this Article Seventh to purchase a Pro Rata Share of any New Securities that the Corporation may, from time to time, propose to allot wholly for cash, subject to such exclusions or other arrangements (if any) as the Board considers necessary or expedient in its exclusive discretion to deal with fractional entitlements or legal or practical problems under the laws of any country, territory or political subdivision thereof, or the requirements of any regulatory authority or shares exchange in any jurisdiction.

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Section 3. Subject to Section 4 of this Article Seventh, if the Corporation proposes to allot New Securities, it shall give each Shareholder written notice (the “Rights Notice”) of its intention, describing the New Securities, the price, the general terms upon which the Corporation proposes to allot them, the number of Shares that the Shareholder has the right to purchase and giving each Shareholder not less than twenty one (21) days from delivery of the Rights Notice to agree to purchase all or any part of its Pro Rata Share of such New Securities for the price and upon the general terms specified in the Rights Notice, by giving written notice to the Corporation prior to the expiration of such period contained in the Rights Notice setting forth the quantity of New Securities to be purchased thereby. If a Shareholder fails to exercise its pre-emption right within the period specified in this Section 3, the Corporation shall have one hundred twenty (120) days after expiration of the period contained in the Rights Notice to allot the unsold New Securities at a price and upon general terms no more favorable to the purchasers than specified in the Rights Notice. If the Corporation has not allotted the New Securities within that period, the Corporation shall not thereafter allot any New Securities without first offering such securities to the Shareholders for subscription in the manner provided above.

Section 4. The Corporation may at any time and from time to time upon approval by the Board allot New Securities as if Section 3 of this Article Seventh did not apply to such allotment, provided that such power shall be limited:

(a)     to the allotment for cash of New Securities provided that the nominal amount of such Shares or the Shares into which such New Securities may be converted, during any twelve (12) month period, does not exceed in aggregate ten percent (10%) of the Shares in issue from time to time; or

(b)      to the allotment of New Securities in connection with a Rights Issue.

EIGHTH: Takeover Provisions

Section 1. From the date of Admission, for so long as the Corporation has Shares listed on the full list of the LSE or admitted to trading on AIM, or any successor to either of them, the provisions of Sections 2 through 18 of this Article Eighth shall be in effect.

Section 2. Subject to the Applicable Corporation Statutes when:

(a)      any person acquires, whether by a series of transactions over a period of time or not, securities which (taken together with securities held or acquired by persons acting in concert with such person) represent thirty percent (30%) or more of the Voting Rights; or

(b)      any person who, together with persons acting in concert with such person, holds not less than thirty percent (30%) but not more than fifty percent (50%) of the Voting Rights and such person, or any person acting in concert with such person, acquires additional securities which will increase his percentage of the Voting Rights;

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then such person and any person acting in concert with such person (each such person referred to below as the “Offeror”) shall extend an Offer, on the basis set out in Sections 6 through 10 of this Article Eighth, to the holders of all (but not part) of the Shares. Offers for different classes of Shares must be comparable.

Section 3. The taking of an option to acquire securities will be deemed to constitute the acquisition of securities giving rise to the obligation to make an Offer under Section 2 of this Article Eighth where the relationship and arrangements between the parties concerned is such that effective Control has passed to the taker of the option. The acquisition of Voting Rights, or general control of them, as distinct from the associated securities, itself will be deemed to be an acquisition of the associated securities.

Section 4. The acquisition of securities pursuant to an exercise of options will not be considered to be an acquisition of an interest in securities giving rise to the obligation to make an Offer under Section 2 of this Article Eighth.

Section 5. The acquisition by any person of not more than 1,500,000 Shares in aggregate over any rolling one year period will not in itself give rise to the obligation to make an Offer under Section 2 of this Article Eighth.

Section 6. Each member of a group of persons acting in concert that constitutes an Offeror will have a joint and several obligations to extend an Offer.

Section 7. In respect of any Offer(s) made under Section 2 of this Article Eighth:

(a)      such Offer(s) must be conditional only upon the Offeror having received acceptances in respect of securities which, together with securities acquired or agreed to be acquired before or during the Offer, will result in the Offeror and any person acting in concert with it holding securities representing more than fifty percent (50%) of the Voting Rights; and

(b)      no acquisition of securities which would give rise to the obligation to make an Offer under Section 2 of this Article Eighth may be made if the making or implementation of such Offer would or might be dependent on the passing of a resolution at any meeting of Shareholders of the Offeror or upon any other condition, consent or arrangement.

(c)      the terms of the Offer must comply with the provisions of the United Kingdom’s City Code on Takeovers and Mergers (the “City Code”) (including, without exception, Rule 3 of the City Code) as if the Corporation was subject to the provisions of the City Code.

Section 8. An Offer must be unconditional if the Offeror holds securities representing more than fifty percent (50%) of the Voting Rights before the Offer is made.

Section 9. An Offer must, in respect of each class or series of Shares, be in cash (or be accompanied by a cash alternative) at not less than the highest price paid by the Offeror for Shares of that class or series during the Offer Period and within twelve (12) months prior to its commencement. An Offer must be made in writing and publicly disclosed, and must be open for acceptance for a period of not less than thirty (30) days and, if the Offer is made conditional as to acceptances and becomes or is declared unconditional as to acceptances, the Offer must remain open for not less than fourteen (14) days after the date on which it would otherwise have expired.

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Section 10. When Shares have been acquired for consideration other than cash in a transaction giving rise to an obligation to make an Offer under Section 2 of this Article Eighth, the Offer must nevertheless be in cash or be accompanied by a cash alternative of at least equal value, which value must be determined by an independent valuation.

Section 11. In calculating the price paid for Shares, stamp duty and broker’s commission, if any, shall be excluded.

Section 12. If Shares have been acquired in exchange for listed securities in a transaction giving rise to an obligation to make an Offer under Section 2 of this Article Eighth, the price paid for such Shares will be established by reference to the middle market price of such listed securities on the applicable market on the date of such acquisition.

Section 13. If Shares are admitted to trading on AIM or listed on the full list of the LSE and have been acquired by the conversion or exercise (as applicable) of convertible securities, warrants, options or other subscription rights, the price paid for such shares will normally be established by reference to the middle market price of such shares on the LSE at the close of business on the day on which the relevant exercise or conversion notice was submitted. If, however, the convertible securities, warrants, options or subscription rights were acquired during the Offer Period or within twelve (12) months prior to its commencement, they will be treated as if they were purchases of the underlying shares at a price equal to the sum of the purchase price of such convertible securities, warrants, options or other subscription rights plus the relevant conversion or exercise price paid (or if such convertible securities, warrants, options or other subscription rights have not yet been converted or exercised, the maximum conversion or exercise price payable under the relevant conversion or exercise terms).

Section 14. In the event that any Director (or any of his or her affiliates) sells Shares to a purchaser as a result of which the purchaser is required to make an Offer under Section 2 of this Article Eighth, such Director must ensure that as a condition of the sale the purchaser undertakes to fulfill its obligations under Section 2 of this Article Eighth. In addition, subject to Section 18 of this Article Eighth, such Director shall not resign from the Board until the first closing date of the Offer or the date when the Offer becomes or is declared wholly unconditional, whichever is the later.

Section 15. No Offeror or nominee of an Offeror may be appointed to the Board, nor may an Offeror exercise the Voting Rights represented by the securities of the Corporation held by such Offeror, until public disclosure of the Offer has been made.

Section 16. The obligation to make an Offer under Section 2 of this Article Eighth can be waived in the following circumstances and with the relevant consent:

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(a)      such an obligation may be waived in any circumstances by the consent of the holders of seventy five percent (75%) of the Voting Rights of those persons who are not the proposed purchaser(s) of the relevant New Securities (nor affiliated or acting in concert with such proposed purchaser(s));

(b)      if an allotment of New Securities by the Corporation as consideration for an acquisition or a cash subscription would otherwise result in such an obligation, the obligation may be waived by the consent of the holders of the majority of the Voting Rights of those Shareholders who are not affiliated or acting in concert with the allottees of such New Securities; or

(c)      if an underwriter incurs such an obligation unexpectedly (for example as a result of an inability to complete a distribution of securities of the Corporation), the obligation may be waived by the consent of the holders of a majority of the Voting Rights of those persons who are neither the underwriter(s) nor Shareholders affiliated or acting in concert with such underwriter(s).

Section 17. If an Offeror shall fail to comply with Sections 2 and 7 through 10 of this Article Eighth, or shall fail to comply with such Offeror’s obligations under the Offer, and shall persist in such failure after written notice from the Corporation to such person or persons, the Board may:

(a)	require such person or persons to provide such information as the Board considers appropriate;

(b)	make an award for costs against the Offeror;

(c)	determine that some or all of such securities acquired in breach of Sections 2 and 7 through 10 of this Article Eighth be sold;

(d)	direct that the Offeror shall not be entitled to exercise any Voting Rights; and/or

(e)	direct that no dividends shall be paid in respect of all or any of the Shares held by the Offeror.

The restrictions in subparagraphs (d) and (e) above may be waived at the discretion of the Board of Directors, and shall be waived when (i) the Shares subject to such restrictions are proved to the reasonable satisfaction of the Board of Directors to have been sold to a new beneficial owner that is not affiliated or acting in concert with the Offeror, (ii) such Shares have been sold pursuant to an Offer made to all holders of Shares on terms which do not differentiate between such holders; or (iii) the provisions of this Article Eighth relating to the Offer or, as the case may be, the Offeror’s obligations under the Offer, have been complied with in full.

Section 18. If a Director is affiliated with an Offeror, he or she shall forthwith vacate his or her office if his or her resignation is requested by notice tendered at a meeting of the Board of Directors by all other Directors who are not so affiliated. For purposes hereof, like notices signed by each such Director shall be effective as a single notice signed by all such Directors.

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NINTH: Disclosure of Interests

Section 1. For the purposes of this Article Ninth:

(a)          a person who is interested in a right to subscribe for, or convert into, Shares shall be deemed to be interested in Shares and references to interests in Shares shall include any interest whatsoever in such Shares including, without limitation:

(i)	a right to control directly or indirectly the exercise of any right conferred by the holding of Shares alone or in conjunction with any person and the interest of any person shall be deemed to include the interest of any other person deemed to be so acting in concert; and

(ii)	the interest of a beneficiary of a trust of property where such interest in Shares is comprised in the property,

and persons having a joint interest are taken each of them to have that interest;

(b)          a person is taken to have an interest in Shares if:

(i)	he enters into a contract for their purchase by him (whether for cash or other consideration);

(ii)	not being the registered holder, he is entitled to exercise any right conferred by the holding of the Shares or is entitled to control the exercise of any such right;

(iii)	if otherwise than by virtue of having an interest under a trust he has a right to call for delivery of the Shares to himself or to his order whether the right or obligation is conditional or absolute; or

(iv)	if otherwise than by virtue of having an interest under a trust he has a right to acquire an interest in Shares or is under an obligation to take an interest in Shares whether the right or obligation is conditional or absolute; and

(c)          a person shall be treated as appearing to be interested in Shares if:

(i)	the person has been named in a Disclosure Notice as being interested;

(ii)	in response to a Disclosure Notice, the person holding the Specified Shares or another person appearing to be interested in them has failed to establish the identities of those who are interested and (taking into account the response and other relevant information) the Corporation has reasonable cause to believe that the person in question is or may be interested in such Shares; or

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(iii)	the person holding the Specified Shares is an Operator and the person in question has notified the Operator that he is so interested.

Section 2. Without prejudice to, and in addition to any obligation to disclose under the Applicable Corporation Statutes, where a Shareholder either:

(a)	to his knowledge acquires a Notifiable Interest, or ceases to have a Notifiable Interest; or

(b)	becomes aware that he has acquired a Notifiable Interest, or that he has ceased to have a Notifiable Interest in which he was previously interested,

he shall notify the Corporation of his interest.

Section 3. The obligation to disclose in Section 2 of this Article Ninth also arises where there is an increase or decrease in the percentage level of a Shareholders’ Notifiable Interest, and for these purposes if the percentage level is not a whole number it shall be rounded down to the next whole number.

Section 4. Any notification under Section 2 of this Article Ninth shall identify the Shareholder so interested, the nature and extent of his interest, and the date on which he acquired or ceased to hold a Notifiable Interest or on which there was an increase or decrease in the percentage level of his Notifiable Interest.

Section 5. The Board of Directors may serve a Disclosure Notice in writing on any person whom the Board knows or has reasonable cause to believe to be interested in Shares requiring such person to indicate whether or not it is the case and, where that person holds any interest in any such Shares, to give such further information as may be required by the Board of Directors.

Section 6. Any such notice may require the person to whom it is addressed to give particulars of his own present interest in Shares.

Section 7. A notice under Section 5 of this Article Ninth shall require any information given in response to the Disclosure Notice to be given in writing within such reasonable time as may be specified in the Disclosure Notice (subject as provided in Sections 14 and 16 of this Article Ninth).

Section 8. A notice which has taken effect under Section 5 of this Article Ninth shall remain in effect in accordance with its terms following a transfer of the Shares to which it relates unless and until the Board of Directors determines otherwise and notifies the Shareholder accordingly.

Section 9. Despite anything in this Article Ninth to the contrary, if:

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(a)	a Disclosure Notice has been served on a person appearing to be interested in Specified Shares; and

(b)	the Corporation has not received the information required in respect of the Specified Shares within a period of fourteen (14) days (subject as provided in Sections 14 and 16 of this Article Ninth) after the service of the Disclosure Notice, then the Board of Directors may determine that the Shareholder holding or who is interested in Specified Shares is subject to the Restrictions in respect of such shares. The Corporation shall, as soon as practicable after the determination, give notice to the relevant person stating that (until such time as the Board of Directors determines otherwise under Section 4 of this Article Ninth) the Specified Shares shall be subject to the Restrictions stated in the notice.

Section 10. Subject to Sections 11, 14 and 16 of this Article Ninth, the Restrictions which the Board determines applicable to Specified Shares shall be one or more (as determined by the Board) of the following:

(a)	the person holding the Specified Shares shall not be entitled, in respect of the Specified Shares, to be present or to vote (either personally, or by proxy or otherwise) at an annual or special meeting or at a separate meeting of the holders of a class or series of Shares, or to exercise any other right in relation to an annual or special meeting or a separate class meeting;

(b)	no transfer of the Specified Shares shall be effective or shall be recognised by the Corporation;

(c)	no dividend or other sums which would otherwise be payable on or in respect of the Specified Shares shall be paid to the person holding the Specified Shares and, in circumstances where an offer of the right to elect to receive shares instead of cash in respect of a dividend is or has been made, an election made in respect of the Specified Shares shall not be effective.

Section 11. The Board of Directors may determine that one or more Restrictions imposed on Specified Shares shall cease to apply at any time. If the Corporation receives the information required in the relevant Disclosure Notice, the Board of Directors shall, within seven (7) days of receipt, determine that all Restrictions imposed on the Specified Shares shall cease to apply. In addition, the Board of Directors shall determine that all Restrictions imposed on the Specified Shares shall cease to apply if the Corporation receives an executed and if necessary duly stamped instrument of transfer in respect of the Specified Shares, which would otherwise be given effect to, by:

(a)	a sale of the Specified Shares on AIM;

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(b)	acceptance of an offer to acquire all the Shares or all the Shares of any class or series or classes or series in the Corporation, (other than Shares which at the date of the offer are already held by the offeror), being an offer on terms which are the same in relation to all the Shares to which the offer relates or, where such Shares include Shares of different classes, in relation to all the Shares of each class; or

(c)	a sale which is shown to the satisfaction of the Board of Directors to be a bona fide sale of the whole of the beneficial interest in the Specified Shares to a person who is unconnected with the person or with another person appearing to be interested in the Shares.

Section 12. Where dividends or other sums payable on Specified Shares are not paid as a result of Restrictions having been imposed, the dividends or other sums shall accrue and be payable (without interest) on the relevant Restrictions ceasing to apply.

Section 13. If the Board of Directors makes a determination under Section 11 of this Article Ninth it shall notify the purported transferee as soon as practicable and any person may make representations in writing to the Board of Directors concerning the determination. Neither the Corporation nor the Board of Directors shall in any event be liable to any person as a result of the Board of Directors having imposed Restrictions, or failed to determine that Restrictions shall cease to apply, where the Board of Directors has acted in good faith.

Section 14. Where the Specified Shares represent less than one-quarter of one percent (0.25%) of the issued Shares or shares of the same class as the Specified Shares in issue at the date of issue of the relevant Disclosure Notice then:

(a)	the period of fourteen (14) days referred to in Section 9(b) of this Article Ninth is to be treated as a reference to a period of twenty eight (28) days; and

(b)	any determination made by the Board under Section 11 of this Article Ninth may only impose the Restrictions referred to in Section 10(a) of this Article Ninth.

Section 15. Shares allotted by way of any right attached to the Specified Shares which are at the material time subject to particular Restrictions shall, on allotment, become subject to the same Restrictions as the relevant Specified Shares. For this purpose, Shares which the Corporation procures to be offered to Shareholders pro rata (or pro rata ignoring fractional entitlements and shares not offered to certain members by reason of legal or practical problems associated with offering shares outside the United Kingdom) shall be treated as Shares allotted in right of Specified Shares.

Section 16. The Board of Directors may, at its discretion, suspend, in whole or in part, the imposition of a Restriction, either permanently or for a given period, and may pay a dividend or other sums payable in respect of the Specified Shares to a trustee (subject to the Restriction referred to in Section 10(c) of this Article Ninth). Notice of suspension, specifying the Restrictions suspended and the period of suspension, shall be given by the Corporation to the relevant Shareholder as soon as practicable.

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Section 17. Where a Disclosure Notice is served on an Operator, the obligations of the Operator shall be limited to disclosing information recorded by it relating to a person appearing to be interested in the Shares held by it.

TENTH: Severability Provisions. If any provision of Articles Seventh through Tenth of this Amended and Restated Certificate of Incorporation (the “Inserted Provisions”) or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then:

(a)	such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to all applicable laws so as to be valid and enforceable to the fullest possible extent;

(b)	the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction; and

(c)	the invalidity or unenforceability of such provision or part of any Inserted Provision shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of any other Inserted Provision. Each provision of each Inserted Provision is separable from every other provision of any other Inserted Provision, and each part of each provision of each Inserted Provision is separable from every other part of such provision.

ELEVENTH: Amendments. Except as expressly provided by this Amended and Restated Certificate of Incorporation, this Amended and Restated Certificate of Incorporation may be amended in accordance the Applicable Corporation Statutes.

Notwithstanding any other provisions of this Amended and Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, following Admission, the affirmative vote of seventy five percent (75%) or more of the Voting Rights, voting together as a single class, shall be required to alter, amend or repeal Articles Sixth through Eleventh of this Amended and Restated Certificate of Incorporation.

This Amended and Restated Certificate of Incorporation was duly adopted pursuant to written consent as permitted by Delaware Code Title 8 Chapter 1 Subchapter IV, Section 141, and Subchapter VII, Section 288, by the holders of a majority of the outstanding stockholders entitle to vote heron, as of October 2, 2008. The number of votes was sufficient for approval.

We, the undersigned, for the purpose of amending and restating the Certificate of Incorporation, do make, file and record this Amended and Restated Certificate of Incorporation, and do certify that the facts herein stated are true, and we have accordingly hereunto set our hands as of the 17st day of September, A.D., 2009.

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By:	/s/ Richard L. Mooers	By:	/s/ Roger G. Branton
Richard L. Mooers, Incorporator, CEO and Director		Roger G. Branton, Incorporator, CFO and Director

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EXHIBIT “A”

Series A Convertible Preferred Stock

The rights, privileges, preferences and restrictions granted to and imposed upon the Series A Convertible Preferred Stock are as follows:

1.      Dividend Rights.       The Series A Convertible Preferred Stock shall carry a 7% dividend right, payment of which shall be at the discretion of the Corporation.

2.       Liquidation, Dissolution, Winding Up.

(a)       If the Corporation shall adopt a plan of liquidation or of dissolution, or commence a voluntary case under the federal bankruptcy laws or any other applicable state or federal bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in any involuntary case under such law or to the appointment of a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due and on account of such event the Corporation shall liquidate, dissolve or wind up, or upon any other liquidation, dissolution or winding up of the Corporation, then: first the holders of the Series A Preferred Stock shall share in any liquidation proceeds proportionately with all other holders of Series A Preferred Stock and second the holders of the Common Stock shall then share in any liquidation proceeds proportionately with all other holders of Common Stock.

3.       Voting Rights. Prior to conversion, except as provided in the Delaware General Corporation Law, the holders of shares of Series A Preferred Stock shall have no voting rights.

4.       Conversion.

(a)       Subject to the provisions for adjustment hereinafter set forth and provided that the Series A Preferred Stock has been purchased and paid for on a timely basis, if the Company achieves revenues equal to or greater than US$120,000,000 for the last six (6) months of the two year contract period, which period shall begin twenty-eight (28) days after the installation of the first base station network together with delivery of working handsets (the “Contract Period”), the Series A Preferred Stock shall be convertible into Common Stock based on a $700,000,000 valuation (i.e. the number of shares to be issued on conversion shall be equal to the dollar amount of the Preferred Stock divided by $700,000,000 and then multiplied by the number of shares outstanding at time of conversion) at the option of the holders of the Series A Preferred Stock. The holder of Series A Preferred Stock can elect to convert prior to the end of the Contract period during a window of 30 days following the first year anniversary of the commencement of the Contract Period (“First Conversion Window”). Aside from this Conversion Window and of the Second Conversion Window (as defined below) at the end of the Contract Period, conversion at any other time shall be allowed only upon written request to the Company. The Company shall have sole discretion as to when and if conversion is granted outside of the First Conversion Window or Second Conversion Window. Such approval shall not be effective until set forth in writing signed by the Company. Any early conversions shall only be done at the contract valuation specified in this section 5(a) – i.e. $700,000,000. The term “valuation” as used throughout this paragraph means the contracted valuation for purposes of calculating a conversion of Preferred Stock to Common Stock and is not meant to represent actual market valuation at the time of such conversion.

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(b) Subject to the provisions for adjustment hereinafter set forth, if the Company achieves revenues less than US$120,000,000 for the last six (6) months of the Contract Period (the “Second Conversion Window”), the Series A Preferred Stock shall be convertible into Common Stock based on a $350,000,000 valuation, at the option of the holders of the Series A Preferred Stock.

(c) Subject to the provisions for adjustment hereinafter set forth, if the Company accepts and completes a sale of the Company or a sale of substantially all of the assets of the Company in excess of US$2,000,000,000 then the Series A Preferred Stock shall be convertible into Common Stock based on a $700,000,000 valuation. If the Company accepts and completes a sale of the Company or a sale of substantially all of the assets of the Company for less than US$2,000,000,000 then the Series A Preferred Stock shall be convertible into Common Stock based on a $350,000,000 valuation.

(d) The number of shares of Common Stock into which each share of Series A Preferred Stock is convertible shall be subject to adjustment from time to time as follows:

(i)      In case the Corporation shall at any time or from time to time declare a dividend, or make a distribution, on the outstanding shares of Common Stock in shares of Common Stock or subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares or combine or reclassify the outstanding shares of Common stock into a smaller number of shares of Common Stock, and in each case,

(A)       the number of shares of Common Stock into which each share of Series A Preferred Stock is convertible shall be adjusted so that the holder of each share thereof shall be entitled to receive, upon the conversion thereof, the number of shares of Common Stock which the holder of a share of Series A Preferred Stock would have been entitled to receive after the happening of any of the events described above had such share been converted immediately prior to the happening of such event or the record date therefor, whichever is earlier; and

(B)       an adjustment made pursuant to this clause (i) shall become effective (I) in the case of any such dividend or distribution, immediately after the close of business on the record date for the determination of holders of shares of Common Stock entitled to receive such dividend or distribution, or (II) in the case of any such subdivision, reclassification or combination, at the close of business on the day upon which such corporate action becomes effective.

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(ii)      In the case, at any time after the date hereof, of any capital reorganization or any reclassification of the stock of the Corporation (other than as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the Corporation with or into another person then, as a condition of the consummation of such transaction, lawful and adequate provision shall be made so that each holder of shares of Series A Preferred Stock shall be entitled, upon conversion, to an amount per share equal to (A) the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or which each share of Common Stock is changed or exchanged multiplied by (B) the number of shares of Common Stock into which a share of Series A Preferred Stock is convertible immediately prior to the consummation of such transaction.

(c)       In case the Corporation shall be a party to a transaction described in subparagraph (b)(ii) above resulting in the change or exchange of the Corporation's Common Stock then, from and after the date of announcement of the pendency of such subparagraph (b)(ii) transaction until the effective date thereof, each share of Series A Preferred Stock may be converted, at the option of the holder thereof, into shares of Common Stock on the terms and conditions set forth in this Section 5, and if so converted during such period, such holder shall be entitled to receive such consideration in exchange for such holder's shares of Common Stock as if such holder had been the holder of such shares of Common Stock as of the record date for such change or exchange of the Common Stock.

(d)       The holder of any shares of Series A Preferred Stock may exercise its right to convert such shares into shares of Common Stock by surrendering for such purpose to the Corporation, at the offices of the Corporation, at 240 South Pineapple Avenue, Suite 701, Sarasota, Florida 34236 USA, or any successor location, a certificate or certificates representing the shares of Series A Preferred Stock to be converted with the form of election to convert (the "Election to Convert") on the reverse side of the stock certificate completed and executed as indicated, thereby stating that such holder elects to convert all or a specified whole number of such shares in accordance with the provisions of this Section 5 and specifying the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. In case the Election to Convert shall specify a name or names other than that of such holder, it shall be accompanied by payment of all transfer or other taxes payable upon the issuance of shares of Common Stock in such name or names that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series A Preferred Stock pursuant hereto. The Corporation will have no responsibility to pay any taxes with respect to the Series A Preferred Stock. As promptly as practicable, and in any event within three Business Days after the surrender of such certificate or certificates and the receipt of the Election to Convert, and, if applicable, payment of all transfer or other taxes (or the demonstration to the satisfaction of the Corporation that such taxes have been paid), the Corporation shall deliver or cause to be delivered (i) certificates representing the number of validly issued, fully paid and nonassessable full shares of Common Stock to which the holder of shares of Series A Preferred Stock so converted shall be entitled and (ii) if less than the full number of shares of Series A Preferred Stock evidenced by the surrendered certificate or certificates are being converted, a new certificate or certificates, of like tenor, for the number of shares evidenced by such surrendered certificate or certificates less the number of shares converted. Such conversion shall be deemed to have been made at the close of business on the date of giving of the Election to Convert and of such surrender of the certificate or certificates representing the shares of Series A Preferred Stock to be converted so that the rights of the holder thereof as to the shares being converted shall cease except for the right to receive shares of Common Stock in accordance herewith, and the person entitled to receive the shares of Common Stock shall be treated for all purposes as having become the record holder of such shares of Common Stock at such time. The Corporation shall not be required to convert, and no surrender of shares of Series A Preferred Stock shall be effective for that purpose, while the transfer books of the Corporation for the Common Stock are closed for any purpose (but not for any period in excess of 15 calendar days); but the surrender of shares of Series A Preferred Stock for conversion during any period while such books are so closed shall become effective for conversion immediately upon the reopening of such books, as if the conversion had been made on the date such shares of Series A Preferred Stock were surrendered, and at the conversion rate in effect at the date of such surrender.

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(e)       In connection with the conversion of any shares of Series A Preferred Stock, each holder shall convert the entirety of the shares held, but not part thereof.

(f)       In connection with the conversion of any shares of Series A Preferred Stock, no fractions of shares of Common Stock shall be issued, but in lieu thereof the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to such fractional interest multiplied by the Conversion Rate.

5.        Reports as to Adjustments.

Whenever the number of shares of Common Stock into which each share of Series A Preferred Stock is convertible is adjusted as provided in Section 5 hereof, the Corporation shall promptly mail to the holders of record of the outstanding shares of Series A Preferred Stock at their respective addresses as the same shall appear in the Corporation's stock records a notice stating that the number of shares of Common Stock into which the shares of Series A Preferred Stock are convertible has been adjusted and setting forth the new number of shares of Common Stock (or describing the new stock, securities, cash or other property) into which each share of Series A Preferred Stock is convertible, as a result of such adjustment, a brief statement of the facts requiring such adjustment and the computation thereof, and when such adjustment became effective.

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